EXHIBIT 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

VSE Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.05 par value per share	Other	375,000	$42.59	$15,971,250	$110.20 per $1,000,000	$1,760.03
Total Offering Amounts					$15,971,250		$1,760.03
Total Fee Offsets							$0
Net Fee Due							$1,760.03

The amount registered reflected in Table 1 above represents the maximum number of additional shares of common stock, par value $0.05 per share (the “Common Stock”), of VSE Corporation, a Delaware corporation (the “Company”) issuable pursuant to the VSE Corporation 2006 Restricted Stock Plan, as amended (the “Plan”) being registered on the Registration Statement on Form S-8 (the “Registration Statement”) to which this exhibit relates. Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), the Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan. The proposed maximum offering price per unit and the maximum aggregate offering price in Table 1 above are estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of Common Stock on The NASDAQ Global Select Market on April 28, 2023, which is a date within five business days prior to filing.